UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

May 28, 2008

PDL BioPharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-19756	94-3023969
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1400 Seaport Boulevard

Redwood City, California 94063
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(650) 454-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(a)     On May 28, 2008, the Board of Directors (the “Board”) of PDL BioPharma, Inc. (“PDL”) eliminated the position of Interim Chief Executive Officer.  As a result, L. Patrick Gage’s tenure in that position terminated on May 28, 2008.  Also on May 28, 2008, L. Patrick Gage resigned as a director of PDL due to differences of opinion among the Board members over the prioritization of PDL’s objectives. Further, on May 28, 2008, Karen Dawes resigned as a director of PDL for personal reasons.

PDL confirmed that its strategic objectives remain as previously announced on April 10, 2008, including PDL’s intent to (i) spin-off its biotechnology assets into a separate publicly traded entity apart from its antibody humanization royalty assets, and to capitalize the new biotechnology spin-off company with approximately $375 million in cash at the completion of the spin-off transaction, and (ii) retains the right to antibody humanization royalty revenues from all current and future licensed products and plan to distribute this income to stockholders, net of any operating expenses, debt service and income taxes.  In addition, as previously announced, while PDL plans for the spin-off, it continues to evaluate opportunities to sell or securitize all or part of its antibody humanization royalties; however, PDL cannot assure that it will be able to consummate a sale or securitization of its antibody humanization patent royalty stream on terms acceptable to it, or at all.

PDL Board members Laurence Korn, Joseph Klein III and Brad Goodwin will jointly constitute an Office of the Chair of the Board (the “Office of the Chair”).  The members of PDL’s Executive Team will report directly to the Office of the Chair while PDL continues its search for a new Chief Executive Officer.

The press release announcing these changes is attached as Exhibit 99.1 to this current report on Form 8-K and is incorporated herein by reference.

PDL’s statements regarding its strategic objectives are forward looking statements and are subject to risks and uncertainties, including:

•	the failure to obtain necessary consents from third parties could delay or make impractical a spin-off of PDL’s biotechnology assets;

•	changes in development or operations plans could affect the initial cash funding needed to adequately capitalize the biotechnology entity;

•	PDL may not be able to negotiate a sale or securitization of its antibody humanization royalty assets on terms acceptable to it, or at all; and

•	alternative transactions or opportunities could arise or be pursued which would alter the timing or advisability of anticipated or planned transactions.

(b)     The information set forth in Item 5.02(a) is incorporated herein by reference.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On May 28, 2008, the Board of Directors of the Company approved an amendment to Article V, Section 1 of the Company’s amended and restated bylaws (the “Restated Bylaws”):

Section 1. Officers. The officers of the Corporation may include a Chief Executive Officer, one or more Presidents, one or more Vice Presidents, a Secretary, and a Chief Financial Officer of the Corporation. The Corporation may also have, at the discretion of the Board of Directors, a Chairperson of the Board, a Treasurer, one or more Assistant Secretaries, a General Counsel and such other officers as may be appointed in accordance with the provisions of Section 3 of this Article V. The Chairperson of the Board, if there shall be such a position, shall be a member of the Board of Directors. One office may be held by two or more persons.

The Restated Bylaws have also been amended to replace all instances of “Chairman” with “Chairperson.”

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit Description

3.1	Amended and Restated Bylaws of PDL BioPharma, Inc., as amended on May 28, 2008.
17.1	Letter from L. Patrick Gage to PDL BioPharma, Inc. dated May 29, 2008.
99.1	Press Release dated May 29, 2008 issued by PDL BioPharma, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    May 29, 2008

PDL BioPharma, Inc.

By:	/s/ Andrew Guggenhime
Andrew Guggenhime
Senior Vice President and Chief Financial Officer